Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of January 29, 2013

among

KINDER MORGAN ENERGY PARTNERS, L.P.,

KINDER MORGAN G.P., INC.,

JAVELINA MERGER SUB LLC,

and

COPANO ENERGY, L.L.C.

i

Exhibit A – Form of Limited Liability Company Agreement of the Surviving Entity

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of January 29, 2013 (this “Agreement”), is by and among Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (“Parent”), Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of Parent (“Parent GP”), and Javelina Merger Sub LLC, a Delaware limited liability company and a direct, wholly owned Subsidiary of Parent (“Merger Sub” and, with Parent and Parent GP, the “Parent Entities”).  Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its Members, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby and (iii) resolved to submit the Agreement to a vote of the Members of the Company and recommend adoption of this Agreement by the Members of the Company;

WHEREAS, Parent, in its capacity as the managing member of Merger Sub, and the Board of Directors of the delegate of Parent GP have each approved and declared advisable this Agreement and the transactions contemplated hereby; and

WHEREAS, as a condition to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a voting agreement with TPG Copenhagen, L.P. (the “Voting Agreement”) pursuant to which, among other things, TPG Copenhagen, L.P. has agreed, subject to the terms of the Voting Agreement, to vote all of its Series A Preferred Units and Common Units in accordance with the terms of the Voting Agreement and to convert its Series A Preferred Units to Common Units in accordance with the Company LLC Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

The Merger

Section 1.1.           The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”), the separate limited liability company existence of Merger Sub will cease and the Company will continue its existence under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2.           Closing.  Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019 at 10:00 A.M., New York time, on the second

(2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Company and Parent shall agree.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.3.           Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Company will cause a certificate of merger, executed in accordance with the relevant provisions of the DLLCA (the “Certificate of Merger”) to be duly filed with the Secretary of State of the State of Delaware.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4.           Effects of the Merger.  The Merger shall have the effects set forth in the applicable provisions of the DLLCA.

Section 1.5.           Organizational Documents of the Surviving Entity.

(a)           At the Effective Time, the certificate of formation of the Company as in effect immediately prior to the Effective Time shall, by virtue of the Merger and the Certificate of Merger, be amended and restated in its entirety to read as the certificate of formation of Merger Sub in effect immediately prior to the Effective Time and, as so amended, shall be the certificate of formation of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Law, in each case consistent with the obligations set forth in Section 5.8.

(b)           The Company LLC Agreement shall, by virtue of the Merger and the Certificate of Merger, be amended and restated in its entirety as set forth in Exhibit A hereto, consistent with the obligations set forth in Section 5.8.

Section 1.6.           Governance of the Surviving Entity.

(a)           Each of the parties hereto shall take all necessary action to cause the managing member of Merger Sub immediately prior to the Effective Time to be the managing member of the Surviving Entity immediately following the Effective Time.  The parties agree that there shall be no directors of the Surviving Entity from and after the Effective Time.

(b)           The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Entity until their respective successors are duly appointed and qualified or upon their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Entity.

ARTICLE II

Effect on Units

Section 2.1.           Effect of Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent GP, Parent, Merger Sub or the holder of any securities of the Company or Merger Sub:

(a)           Conversion of Common Units.  Subject to Section 2.2(h) and Section 2.4, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time shall be converted into the right to receive 0.4563 (the “Exchange Ratio”) Parent Units (the “Merger Consideration”).

(b)           Equity of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one hundred percent (100%) of the issued and outstanding membership interests in the Company (as the Surviving Entity).  At the Effective Time, the books and records of the Company shall be revised to reflect the admission of Parent as a Member of the Company and the simultaneous withdrawal of all other Members of the Company, and Parent GP and Parent shall continue the existence of the Company (as the Surviving Entity) without dissolution.

(c)           Cancellation of Company-Owned Units and Parent-Owned Units.  Any Company Securities that are owned immediately prior to the Effective Time by the Company, and any Company Securities owned immediately prior to the Effective Time by Parent or Merger Sub, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Company Securities, and any Company Securities owned by any other Subsidiary of Parent or the Company shall be exchanged for the Merger Consideration.

(d)           Certificates.  As of the Effective Time, all Common Units converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of units in book-entry form) that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional Parent Units to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.2(c), without interest, and the right to be admitted as an Additional Limited Partner of Parent.  Parent GP hereby consents to the admission (as an Additional Limited Partner) of each Unitholder who is issued Parent Units in exchange for such Unitholder’s Common Units in accordance with this Article II, upon the proper surrender of the Certificate representing such Common Units.  Upon such surrender of the Certificate (or upon a waiver of the requirement to surrender a Certificate granted by Parent GP in its sole discretion) and the recording of the name of such Person as a limited partner of Parent on the books and records of Parent, such Person shall automatically and effective as of the Effective Time be admitted to Parent as an Additional Limited Partner and be bound by the Parent Partnership Agreement as such.  By its surrender of a Certificate, or by its acceptance of Parent Units, a Unitholder confirms its agreement to be bound by all of the terms and conditions of the Parent Partnership Agreement.

Section 2.2.           Exchange of Certificates.

(a)           Exchange Agent.  Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for Merger Consideration.  As soon as reasonably practicable after the Effective Time, but in no event more than three (3) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units, Company Options, Company UARs, Restricted Units and Phantom Units as of the Effective Time (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), whose Common Units, Company Options, Company UARs, Restricted Units and Phantom Units were converted into the right to receive the Merger Consideration, a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such forms as the Company and Parent may reasonably agree, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Merger Consideration and cash in lieu of any fractional Common Units payable pursuant to Section 2.2(h).

(b)           Deposit.  At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units, Company Options, Company UARs, Restricted Units and Phantom Units (and tandem distribution equivalent rights), Parent Units (which shall be in non-certificated book-entry form) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.3(c), payable upon due surrender of the Certificates or other evidence of Company Options, Company UARs, Restricted Units and Phantom Units (and tandem distribution rights) (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any Parent Units sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time.  All cash and book-entry units representing Parent Units deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent; provided that (i) no such investment or losses thereon shall affect the Merger Consideration payable to holders of Common Units, Company Options, Company UARs, Restricted Units or Phantom Units (and tandem distribution rights) entitled to receive such consideration or cash in lieu of fractional interests or in respect of tandem distribution rights pursuant to Section 2.3(c) and Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of Common Units, Company

Options, Company UARs, Restricted Units or Phantom Units (and tandem distribution rights) entitled to receive such consideration in the amount of any such losses; and (ii) such investments shall be in short term obligations of the United States of America with maturities of no more than thirty (30) days.

(c)           Exchange.  Each holder of Common Units, Company Options, Company UARs, Restricted Units or Phantom Units (and tandem distribution rights)  that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a Certificate (as applicable) and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of Parent Units representing, in the aggregate, the whole number of Parent Units that such holder has the right to receive in accordance with the provisions of Article II and/or (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II.  The Merger Consideration shall be paid as promptly as practicable by mail after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional Parent Units or on any unpaid dividends and distributions payable to holders of Certificates.  Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.

(d)           Other Payees.  If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)           No Further Transfers.  From and after the Effective Time, there shall be no further registration on the books of the Company of transfers of Common Units.  From and after the Effective Time, the holders of Certificates representing Common Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)            Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Common Units.  Notwithstanding the foregoing, Parent, Merger Sub and the Company shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.  Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)                                  Dividends and Distributions.  No dividends or other distributions with respect to Parent Units issued in the Merger shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section 2.2.  Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the Parent Units, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such Parent Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such Parent Units with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of Parent Units, all Parent Units to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)                                 No Fractional Units.  No certificates or scrip representing fractional Parent Units shall be issued upon the surrender for exchange of Certificates.  Notwithstanding any other provision of this Agreement, each holder of Common Units converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Unit (after taking into account all Certificates (or effective affidavits of loss in lieu thereof) delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional units representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “unit proceeds”) in one or more transactions of a number of Parent Units, such number equal to the excess of (i) the aggregate number of Parent Units to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole Parent Units to be distributed to the holders of Certificates pursuant to Section 2.2(c) (such excess being, the “Excess Units”).  The parties acknowledge that payment of the cash unit proceeds in lieu of issuing certificates or scrip for fractional units was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional units.  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the certificates representing Parent Units that would otherwise receive fractional units, shall sell the Excess Units at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall be executed in round lots to the extent practicable.  Until the unit proceeds of such sale or sales have been distributed to the holders of such Common

Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such unit proceeds in trust for the benefit of the holders of such Common Units (the “Fractional Unit Proceeds”).  The Exchange Agent shall determine the portion of the Fractional Unit Proceeds to which each holder of such Common Units shall be entitled, if any, by multiplying the amount of the aggregate unit proceeds comprising the Fractional Unit Proceeds by a fraction, the numerator of which is the amount of the fractional unit interest to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional unit interests to which all holders of such Common Units would otherwise be entitled.  To the extent applicable, each holder of Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional Parent Units in the Merger as a sale of a portion of the holder’s Common Units to Parent consistent with Treasury Regulation Section 1.708-1(c)(4).

(i)                                     Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II.

(j)                                    Withholding Taxes.  Parent, Merger Sub and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement to a holder of Common Units, Company Options, Company UARs, Restricted Units and Phantom Units (and any tandem distribution equivalent rights) such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in Parent Units).  To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units, Company Options, Company UARs, Restricted Units and Phantom Units (and tandem distribution equivalent rights), as applicable, in respect of whom such withholding was made.  If withholding is taken in Parent Units, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 2.3.                                 Treatment of Company Options, Company UARs, Phantom Units and Restricted Units.  As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Equity Plan) will adopt resolutions, and the Company will take all other actions as may be necessary or required in accordance with applicable Law and each Company Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.3 to provide that:

(a)                                 Treatment of Company Options.  Each Company Option outstanding and unexercised immediately prior to the Effective Time (whether or not then vested or exercisable), as of immediately prior to the Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any Company Option, will be deemed net exercised for that number of whole Common Units, which shall be deemed issued and outstanding as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including, Sections 2.1 and 2.2), equal to, rounded down to the nearest whole unit, (i) the number of Common Units subject to such Company Option immediately prior to the Effective Time minus (ii) the number of whole and partial (computed to the nearest four decimal places) Common Units with a Fair Market Value (as such term is defined in the applicable Company Equity Plan)  as of immediately prior to the Effective Time equal to the aggregate exercise price of such Company Option.  For illustration purposes only, if (x) a Company Option to purchase one hundred (100) Common Units with an exercise price per Common Unit of $1.00 is outstanding and unexercised immediately prior to the Effective Time and (y) the Fair Market Value of a Common Unit as of immediately prior to the Effective Time is $2.00, such Company Option would be converted into the Merger Consideration pursuant to this Section 2.3(a) as follows:  (100 – Equivalent Option Common Units)*(Exchange Ratio) = 22 Parent Units, where “Equivalent Option Common Units” = Aggregate exercise price of such Company Option / the Fair Market Value of one Common Unit (with such quotient computed to the nearest four decimal places).

(b)                                 Treatment of Company UARs.  Each Company UAR outstanding and unexercised immediately prior to the Effective Time (whether or not then vested or exercisable), as of immediately prior to the Effective Time, by virtue of the occurrence of the Closing and without any action on the part of any holder of any Company UAR, will be deemed net exercised for that number of whole Common Units, which shall be deemed issued and outstanding as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including, Sections 2.1 and 2.2), equal to, rounded down to the nearest whole unit, (i) the number of Common Units subject to such Company UAR immediately prior to the Effective Time minus (ii) the number of whole and partial (computed to the nearest four decimal places) Common Units with a Fair Market Value (as such term is defined in the applicable Company Equity Plan) as of immediately prior to the Effective Time equal to the aggregate exercise price of such Company UAR.  For illustration purposes only, if (x) a Company UAR in respect of one hundred (100) Common Units with an exercise price per Common Unit of $1.00 is outstanding and unexercised immediately prior to the Effective Time and (y) the Fair Market Value of a Common Unit as of immediately prior to the Effective Time is $2.00, such Company UAR would be converted into the Merger Consideration pursuant to this Section 2.3(b) as follows:  (100 – Equivalent UAR Common Units)*(Exchange Ratio) = 22 Parent Units, where “Equivalent UAR Common Units” = Aggregate exercise price of such Company UAR / the Fair Market Value of one Common Unit (with such quotient computed to the nearest four decimal places).

(c)                                  Treatment of Phantom Units.  Each Phantom Unit that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full (in the case of performance-based Phantom Units, based on a target earned percentage of one hundred percent (100%)) and the restrictions with respect thereto shall lapse, and each Common Unit deemed to be issued in settlement thereof shall be deemed issued and outstanding as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including, Sections 2.1 and 2.2).  In addition, any tandem distribution equivalent rights payable with respect to each Phantom Unit that vests pursuant to this Section 2.3(c) shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and shall become immediately payable in cash.

(d)                                 Treatment of Restricted Units.  Each Restricted Unit that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including, Sections 2.1 and 2.2).

(e)                                  Termination of Company Equity Plans.  Prior to the Effective Time, the Company shall take all actions necessary to terminate all of the Company Equity Plans, such termination to be effective at the Effective Time, and from and after the Effective Time, all Company Equity Plans shall be terminated and no Company Options, Company UARs, Restricted Units, Phantom Units or other rights with respect to Common Units or other Company Securities shall be granted or be outstanding thereunder, it being understood that the terminations contemplated hereby shall in no respect limit Parent’s obligations under this Section 2.3 with respect to Company Options, Company UARs, Restricted Units and Phantom Units granted prior to the Effective Time.

Section 2.4.                                 Adjustments.  Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding Common Units or Parent Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, split, combination, exchange of units or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5.                                 No Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE III

Representations and Warranties of the Company

Except as disclosed in (a) the Company SEC Documents filed with the SEC on or after December 31, 2010 and prior to the date of this Agreement (but excluding any disclosure contained in any such Company SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Company to Parent (the “Company Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent as follows:

Section 3.1.                                 Organization, Standing and Corporate Power.

(a)                                 Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company (“Company Material Adverse Effect”).

(b)                                 Each of the Company and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)                                  All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Company that are owned directly or indirectly by the Company have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).  Except for those of the Company Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by the Company.

(d)                                 The Company has made available to Parent correct and complete copies of its certificate of formation and the Company LLC Agreement (the “Company Charter Documents”), and correct and complete copies of the certificates of formation and limited liability company agreements (or comparable organizational documents) of each of its material Subsidiaries (the “Company Subsidiary Documents”), in each case as amended to the date of this

Agreement.  All such Company Charter Documents are in full force and effect and the Company is not in violation of any of their provisions.

Section 3.2.                                 Capitalization.

(a)                                 As of the close of business on January 25, 2013, the Company has no Interests or other limited liability company interests or equity interests issued and outstanding, other than:  (i) 79,017,342 Common Units (which number includes 43,000 Common Units which are Restricted Units), (ii) no Common Units held by the Company in its treasury; (iii) 634,112 Common Units issuable on the exercise of outstanding Company Options granted under the Company Equity Plans; (iv) 464,923 outstanding Company UARs; (v) 1,170,116 Common Units issuable upon the settlement of outstanding Phantom Units; (vi) 12,897,029 Series A Preferred Units; and (viii) 14,186,731 Common Units issuable upon conversion of the 12,897,029 outstanding Series A Preferred Units.  All outstanding Common Units and Series A Preferred Units have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.  Section 3.2(a) of the Company Disclosure Schedule sets forth, as of January 25, 2013, (i) the aggregate number of outstanding options or other rights to purchase or receive Common Units, Series A Preferred Units or other Company Securities granted under the Company Equity Plans or otherwise by the Company (including outstanding Company Options, Company UARs, Phantom Units, tandem distribution equivalent rights and Restricted Units), organized by exercise or conversion price related thereto and (ii) each outstanding Company Option, Company UAR, Phantom Unit, tandem distribution equivalent right and Restricted Unit and to the extent applicable, the number of Common Units issuable thereunder, the number of Common Units used as a reference for payment thereunder, the expiration date, the exercise or conversion price relating thereto, the grant date, the vesting schedule, the settlement date, whether or not it is subject to performance based vesting, the amount vested and outstanding, the amount unvested and outstanding, and the Company Equity Plan pursuant to which the award was made.  Except as set forth above in this Section 3.2(a) or in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement there are not, and as of the Effective Time there will not be, any Interests or other limited liability company interests, voting securities or other equity interests of the Company issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Interests or other limited liability company interests, voting securities or other equity interests of the Company, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)                                 Since the Balance Sheet Date to the date of this Agreement, the Company has not issued any Interests or other limited liability company interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any Interests or other limited liability company interests, voting securities or other equity interests, other than as set forth above in this Section 3.2(a) or in Section 3.2(a) of the Company Disclosure Schedule.  None of the Company or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any limited liability company interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Company (other than, with respect to the Company Joint Ventures, as set forth in the definitive agreements for such Company Joint Ventures).  Except

(i) as set forth in the Company LLC Agreement, as in effect as of the date of this Agreement, (ii) in connection with the exercise of any Company Options or Company UARs or (iii) in connection with the vesting, settlement or forfeiture of, or tax withholding with respect to, any equity or equity-based awards granted under the Company Equity Plans and outstanding as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Interests or other limited liability company interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any Interests or other limited liability company interests, shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries (other than, with respect to the Company Joint Ventures, as set forth in the definitive agreements for such Company Joint Ventures).

(c)                                  All distributions of Series A Preferred Units issued as PIK Units required to be made under the Company LLC Agreement have been made in accordance with the terms of the Company LLC Agreement.

Section 3.3.                                 Authority; Noncontravention; Voting Requirements.

(a)                                 The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the Company Unitholder Approval.  The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by the Company Board, which, at a meeting duly called and held, has unanimously (i) approved and declared advisable this Agreement and the transactions contemplated hereby and (ii) resolved to submit the Agreement to a vote of the Members of the Company and to recommend adoption of this Agreement by the Members of the Company, and except for obtaining the Company Unitholder Approval for the adoption of this Agreement, and consummation of the transactions contemplated hereby, no other limited liability company action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

(b)                                 Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the Company Charter Documents or any of the Company Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Company Permit (including any Environmental Permit), to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Company or any of its Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(c)                                  The affirmative vote or consent of the holders of a Unit Majority at the Company Unitholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Unitholder Approval”) is the only vote or approval of the holders of any class or series of Interests or other limited liability company interests, equity interests or capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and the transactions contemplated hereby.

Section 3.4.                                 Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a proxy or information statement with the SEC in connection with the Merger (the “Proxy Statement”), (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of NASDAQ, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated hereby or (B) result in a Company Material Adverse Effect.

Section 3.5.                                 Company SEC Documents; Undisclosed Liabilities.

(a)                                 The Company and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2010 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”).  The Company SEC Documents, as of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Company SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Company

SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents.  To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation.

(b)                                 The consolidated financial statements of the Company included in the Company SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its consolidated Subsidiaries, taken as a whole).

(c)                                  The Company has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (x) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct when made.  The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective.  To the Knowledge of the Company, as of the date of this Agreement there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.

(d)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of the Company and its Subsidiaries as of September 30, 2012 (the “Balance Sheet Date”) (including the notes thereto) included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Company prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6.                                 Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date, there has not been a Company Material Adverse Effect.

(b)                                 Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, the Company and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither the Company nor any of its Subsidiaries has taken any action described in Sections 5.2(a)(ii), (iii), (v), (vi), (vii), (ix) or (xiv) (but, with respect to (vii), disregarding the proviso to (vii)(x)(1), and with respect to (xiv), only to the extent applicable to the other clauses designated in this Section 3.6(b)(ii)) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent, would violate such provisions.

Section 3.7.                                 Legal Proceedings.  There are no investigations or proceedings pending (or, to the Knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of the Company, threatened) against the Company or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental

Authority, and there are no orders, judgments or decrees of any Governmental Authority against the Company or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8.                                 Compliance With Laws; Permits.

(a)                                 The Company and its Subsidiaries are, and since the later of December 31, 2010 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)                                 The Company and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect.  All Company Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Company Material Adverse Effect.  No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Company Material Adverse Effect.  The Company and its Subsidiaries are not, and since December 31, 2010 have not been, in violation or breach of, or default under, any Company Permit, except where such violation, breach or default would not have, individually or in the aggregate, a Company Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of the Company, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of the Company or any of its Subsidiaries under, any Company Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew, extend, any Company Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c)                                  Without limiting the generality of Section 3.8(a), the Company, each of its Subsidiaries, and, to the Knowledge of the Company, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to the Company or its Subsidiaries; (ii) has not, to the Knowledge of the Company, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the Knowledge of the Company, is not being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9.                                 Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to Unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10.                          Tax Matters.

(a)                                 Except as would not have, individually or in the aggregate, a Company Material Adverse Effect:  (i) all Tax Returns that were required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by the Company or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of the Company or any of its Subsidiaries, (vii) there is no written claim against the Company or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to the Company or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of the Company or any of its Subsidiaries, (ix) none of the Company or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) except as set forth in Section 3.10 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by the Company or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of the Company or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, (xii) the Company and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xiii) the Company is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation, (xiv) at least ninety percent (90%) of the gross income of the Company for each taxable year since its formation has been from sources that will be treated as “qualifying income” within the meaning of Section 7704(d) of the Code, and (xv) each Company Subsidiary is currently (and has been since its respective formation) either (a) properly classified as a partnership for U.S. federal income tax purposes or (b) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

(b)                                 As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority in connection with respect thereto and (ii) “Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.11.                          Employee Benefits.

(a)                                 Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans.  “Company Benefit Plans” means (i) all “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and (ii) all other compensation or employee benefit plans, programs, policies, agreements or other arrangements, whether or not subject to ERISA, including, cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, or termination, in each case of clauses (i) and (ii) that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or its Subsidiaries have any current or contingent liability, except that no

“multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”) shall be considered a Company Benefit Plan).

(b)                                 Neither the Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates contributes to, is required to contribute to, or has in the last six (6) years contributed to or been required to contribute to a Multiemployer Plan.  Neither the Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other current or contingent liability with respect to any Multiemployer Plan.

(c)                                  Except for such claims which would not have, individually or in the aggregate, a Company Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of the Company, threatened (x) with respect to any Company Benefit Plan other than claims for benefits in the ordinary course, (y) alleging any breach of the material terms of any Company Benefit Plan or any fiduciary duties with respect thereto or (z) with respect to any violation of any applicable Law with respect to such Company Benefit Plan.

(d)                                 Each Company Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect.  Any Company Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.  Neither the Company nor any of its Subsidiaries maintains or contributes to or is required to contribute to any plan, agreement or arrangement which provides post-termination or post-retirement health or life insurance benefits or coverage to any Person, except as required by applicable Law, pursuant to post-termination continuation provisions not in excess of three (3) years set forth in employment agreements or severance arrangements that are Company Benefit Plans, or as would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e)                                  Neither the Company, any of its Subsidiaries, nor any of their respective ERISA Affiliates has in the last six (6) years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any current or contingent liability with respect to any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, excluding any Multiemployer Plan.

(f)                                   Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, with respect to any Company Benefit Plan, all contributions, premiums and other payments due from any of the Company or its Subsidiaries required by Law or any Company Benefit Plan have been made under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(g)                                  Except as set forth on Section 3.11(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to any severance pay, retention bonuses, parachute payments, non-competition payments, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due any such employee, consultant or officer, (iii) result in any forgiveness of indebtedness or obligation to fund benefits with respect to any such employee, director or officer or (iv) result in any amount failing to be deductible by reason of Section 280G of the Code.  No director, officer, employee or other service provider of the Company or any of its Subsidiaries is entitled to a gross up, make whole or other similar payment as a result of the imposition of Taxes under Section 280G, Section 4999 or Section 409A of the Code pursuant to any agreement or arrangement with the Company or any of its Subsidiaries.  Each Company Benefit Plan may be amended or terminated at any time without penalty.

(h)                                 No Company Benefit Plan is subject to the Laws of any Governmental Authority other than those of the United States.

Section 3.12.                          Labor Matters.

(a)                                 None of the employees of the Company or any of its Subsidiaries is represented in his or her capacity as an employee of the Company or any Subsidiary by any labor organization.  Neither the Company nor any Subsidiary has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any employees of the Company or any of its Subsidiaries, nor has the Company or any Subsidiary entered into any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any employees of the Company or any of its Subsidiaries.

(b)                                 Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice during the past two (2) years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of the Company or any of its Subsidiaries with respect to such matters and, to the Knowledge of the Company, no such investigation is in progress.  Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no (and have not been during the two (2) year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries, (ii) to the Knowledge of the Company, there is no (and has not been during the two (2) year period preceding the date of this Agreement) union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iii) there is no (and has not been during the two (2) year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries and (iv) there is no (and has not been during the two (2) year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of the Company, threatened with respect to any employees of the Company or any of its Subsidiaries.  Neither the Company nor any of its

Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by the Company that would have, individually or in the aggregate, a Company Material Adverse Effect.  Except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and during the two (2) year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including, without limitation, classifications of service providers as employees and/or independent contractors).

Section 3.13.                          Environmental Matters.

(a)                                 Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:  (i) each of the Company and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws (“Environmental Permits”) and all such Environmental Permits are in good standing, (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other Person in any manner that would reasonably be expected to give rise to the Company or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by or for the Company or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (iv) to the Company’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries.

(b)                                 As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

(c)                                  As used herein, “Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

Section 3.14.                          Contracts.

(a)                                 Section 3.14(a) of the Company Disclosure Schedule contains a true and complete listing of the following Contracts (which term, for purposes of this Section 3.14, shall not include any Company Benefit Plan) to which any of the Company or its Subsidiaries is a party in effect on the date of this Agreement (each Contract that is described in this Section 3.14(a) being a “Company Material Contract”):

(i)                                     each Contract that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of one million dollars ($1,000,000), other than Contracts solely between or among the Company and one or more of its Subsidiaries;

(ii)                                  each guarantee by the Company of any obligation of any Person that is not the Company or one of its Subsidiaries under any Contract of the type described in Section 3.14(a)(i);

(iii)                               each natural gas or oil transportation, gathering, treating, processing or other Contract, each natural gas liquids or oil fractionation, transportation, purchase, sales or storage Contract and each natural gas or oil purchase and sales Contract that during the year ended December 31, 2012 individually involved, or is reasonably expected in the future to involve, annual revenues or payments by the Company and the Company Subsidiaries in excess of five million dollars ($5,000,000) in the aggregate;

(iv)                              each Contract for lease of personal property or real property involving aggregate payments in excess of one million dollars ($1,000,000) in any calendar year;

(v)                                 each Contract between any of the Company or any of its Subsidiaries, on the one hand, and any Unitholder of the Company holding five percent (5%) or more of the Company’s issued and outstanding Common Units, on the other hand;

(vi)                              each Contract containing a non-compete or similar type of provision that, following the Effective Time, would by its terms materially restrict the ability of Parent or any of its Subsidiaries (including the Surviving Entity and its Subsidiaries) to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing (each Contract described in this Section 3.14(a)(vi), a “Non-Competition Agreement”);

(vii)                           each Contract involving the pending acquisition or sale of (or option to purchase or sell) any assets or properties that are material to the Company and the Company Subsidiaries, taken as a whole;

(viii)                        each Contract for futures, swap, collar, put, call, floor, cap, option, or other Contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including, without limitation, natural gas, natural gas liquids, crude oil and condensate (each Contract described in this Section 3.14(a)(viii), a “Commodity Derivative Instrument”);

(ix)                              each material partnership, joint venture or limited liability company agreement to which the Company or any of the Company Subsidiaries is a party, and each Contract between the Company or any of its Subsidiaries and a Company Joint Venture;

(x)                                 each Company collective bargaining agreement to which the Company or any of the Company Subsidiaries is a party or is subject; and

(xi)                              each Contract under which any of the Company or any of the Company Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of ten thousand dollars ($10,000).

(b)                                 Except as would not have, either individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and its Subsidiaries, as applicable, and is in full force and effect, (ii) the Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, (iii) neither the Company nor any of its Subsidiaries has received written notice of, or to the Company’s Knowledge, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Material Contract and (iv) to the Knowledge of the Company, as of the date of this Agreement no other party to any Company Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

(c)                                  Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by the Company or any of its Subsidiaries under any of the terms, conditions or provisions of any governing document of a Company Joint Venture.

Section 3.15.                          Property.

(a)                                 Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted

(except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all leases under which the Company or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against the Company or any of its Subsidiaries and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, the counterparties thereto, or, to the Company’s Knowledge, any event which, with notice or lapse of time or both, would become a material default by the Company or any of its Subsidiaries, or, to the Company’s Knowledge, the counterparties thereto.

(b)                                 The Company and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each of the Company and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right (collectively, “Revocable Interests”).

Section 3.16.                          Intellectual Property.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Company Intellectual Property”) used in their respective businesses as currently conducted.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement or misappropriation by the Company or any of its Subsidiaries of such Person’s intellectual property, (ii) to the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Company Intellectual Property, and (iv) to the Knowledge of the Company, no Person is infringing or misappropriating any Company Intellectual Property.

Section 3.17.                          Insurance.  The Company and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate.  Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18.                          Opinion of Financial Advisor.  The Company Board has received the opinion of each of Barclays Capital Inc. and Jefferies & Company, Inc. (collectively, the “Company Financial Advisors”), in each case, dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Exchange Ratio is fair to the Company’s Unitholders (the “Company Fairness Opinions”).  A correct and complete copy of the form of each Company Fairness Opinion has been made available to Parent.  The Company has been authorized by the Company Financial Advisors to permit the inclusion of the Company Fairness Opinions and/or references thereto in the Proxy Statement by the Company Financial Advisors.

Section 3.19.                          Brokers and Other Advisors.  Except for the Company Financial Advisors, the fees and expenses of which will be paid by the Company, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated hereby based on arrangements made by or on behalf of the Company or any of its Subsidiaries.  The Company has heretofore made available to Parent a correct and complete copy of the Company’s engagement letter with each Company Financial Advisor, which letter describes all fees payable to each Company Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with each Company Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 3.20.                          State Takeover Statutes.  Assuming the accuracy of the representation and warranty contained in Section 4.3(d), the action of the Company Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL and as incorporated by Section 12.6 of the Company LLC Agreement.  There is no unitholder rights plan in effect, to which the Company is a party or otherwise bound.

Section 3.21.                          Regulatory Matters.

(a)                                 None of the Company or any of its Subsidiaries is a “natural gas company” subject to, and as defined in, the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), and there are no proceedings pending, or to the Company’s Knowledge, threatened, alleging that the Company or any of its Subsidiaries is in material violation of the NGA, the Energy Policy Act of 2005, 42 U.S.C § 15801, et seq., or the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq.

(b)                                 None of the Company or any of its Subsidiaries nor any of the services provided by the Company or any of its Subsidiaries are subject to regulation by the Federal

Energy Regulatory Commission pursuant to the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (“ICA”), and there are no Proceedings pending, or to the Company’s Knowledge, threatened, alleging that the Company or any of its Subsidiaries is in material violation of the ICA.

Section 3.22.         No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes or has made any express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated hereby.  Without limiting the generality of the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Merger.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Except as disclosed in (a) the Parent SEC Documents filed with the SEC on or after December 31, 2010 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Company as follows:

Section 4.1.           Organization, Standing and Corporate Power.

(a)           Each of Parent, Parent GP and their Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)           Each of Parent, Parent GP and their Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)           All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of all Liens.  Except for those of the Parent Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by Parent.

(d)           Parent has made available to the Company correct and complete copies of its certificate of limited partnership and the Parent Partnership Agreement (the “Parent Charter Documents”) and correct and complete copies of the certificates of limited partnership and partnership agreements (or comparable organizational documents) of each of its material Subsidiaries (the “Parent Subsidiary Documents”), in each case as amended to the date of this Agreement.  All such Parent Charter Documents are in full force and effect and Parent is not in violation of any of their provisions.

Section 4.2.           Capitalization.

(a)           The authorized equity interests of Parent consist of Parent Units, Class B units representing limited partner interests in Parent (“Parent Class B Units”), I-units representing limited partner interests in Parent (the “Parent I-Units”), and the general partner interest in Parent (which includes the right to receive incentive distribution) (“Parent GP Interest”).  At the close of business on January 25, 2013, the issued and outstanding limited partner interests and general partner interests of Parent consisted of (i) 252,756,425 Parent Units, (ii) 5,313,400 Parent Class B Units, (iii) 115,118,338 Parent I-Units and (iv) the Parent GP Interest.  Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any limited partnership interests, voting securities or equity interests of Parent issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any limited partnership interests, voting securities or equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)           None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any limited partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent (other than, with respect to the Parent Joint Ventures, as set forth in the definitive agreements for such Parent Joint Ventures).  Except in connection with the exercise of any option to acquire Parent Units or the vesting, settlement or forfeiture of, or tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement and the conversion of any Parent Units outstanding as of the date of this Agreement in accordance with the Parent Charter Documents, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any limited partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any limited partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries (other than, with respect to the Parent Joint Ventures, as set forth in the definitive agreements for such Parent Joint Ventures).

(c)           Parent GP is the sole general partner of Parent.  Parent GP is the sole record and beneficial owner of the Parent GP Interest, and such Parent GP Interest has been duly authorized and validly issued in accordance with applicable laws and the Parent Partnership Agreement.  Parent GP owns such general partner interest free and clear of any Liens.

(d)           All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby.  Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated hereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.3.           Authority; Noncontravention; Voting Requirements.

(a)           Each of the Parent Entities has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by the Parent Entities of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by Parent GP and the delegate of Parent GP, on behalf of Parent and no other entity action on the part of the Parent Entities is necessary to authorize the execution, delivery and performance by the Parent Entities of this Agreement and the consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Parent Entities and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of the Parent Entities, enforceable against each of them in accordance with its terms.

(b)           Neither the execution and delivery of this Agreement by the Parent Entities, nor the consummation by the Parent Entities of the transactions contemplated hereby, nor compliance by the Parent Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the Parent Charter Documents or any of the Parent Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4  are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clauses (ii) (x) and (ii) (y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(c)           The vote or consent of Parent as the sole member of Merger Sub is the only vote or consent of the members of Merger Sub necessary to adopt this Agreement and approve the transactions contemplated hereby.

(d)           None of the Parent Entities or any of their Subsidiaries holds any limited liability company interests, capital stock, voting securities or equity interests of the Company or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited liability company interests, shares of capital stock, voting securities or equity interests.  None of the Parent Entities is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.4.           Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement with the SEC, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, the HSR Act or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

Section 4.5.           Parent SEC Documents; Undisclosed Liabilities.

(a)           Parent and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed by them with the SEC since December 31, 2010 (collectively and together with all documents filed on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC

Documents”).  The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Parent SEC Documents.  To the Knowledge of the Parent Entities, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation.

(b)           The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole).

(c)           Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Boards of Directors of Parent GP and the delegate of the Parent GP (x) all significant deficiencies in the design or operation of internal controls which could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.  The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct when made.  The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes Oxley Act for the year ended December 31, 2011, and such assessment concluded that such controls were effective.  To the Knowledge of Parent, as of the date of this Agreement, there are no facts or circumstances that would prevent its chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes Oxley Act, without qualification, when next due.

(d)           Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e)           Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

Section 4.6.           Absence of Certain Changes or Events.

(a)           Since the Balance Sheet Date, there has not been a Parent Material Adverse Effect.

(b)           Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither Parent nor any of its Subsidiaries has taken any action described in Section 5.2(b) that if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of Parent would violate such provision.

Section 4.7.           Legal Proceedings.  There are no investigations or proceedings pending (or, to the Knowledge of the Parent Entities, threatened) by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of the Parent Entities, threatened) against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8.           Compliance With Laws; Permits.

(a)           Parent and its Subsidiaries are, and since the later of December 31, 2010 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)           Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of Parent Permits would not have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, a Parent Material Adverse Effect.  No suspension or cancellation of any of Parent Permits is pending or, to the Knowledge of the Parent Entities, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries are not, and since December 31, 2010 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default would not have, individually or in the aggregate a Parent Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of Parent, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit or has caused (or would cause) an applicable Government Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9.           Information Supplied.  Subject to the accuracy of the representations and warranties of the Company set forth in Section 3.9, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to Unitholders of the Company, and at the time of the Company Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Company for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10.         Tax Matters.  Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect:  (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return, have been so included, (iii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established, (iv) all Tax withholding and deposit requirements imposed on or with respect to Parent or any of its Subsidiaries have been satisfied in full in all respects, (v) there are no Liens on any of the assets of Parent or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, (vi) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of Parent or any of its Subsidiaries, (vii) there is no written claim against Parent or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to Parent or any of its Subsidiaries, (viii) there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Parent or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any of Parent or any of its Subsidiaries, (ix) none of Parent or any of its Subsidiaries will be required to include any amount in income for any taxable period as a result of a change in accounting method for any taxable period ending on or before the Closing Date or pursuant to any agreement with any Tax authority with respect to any such taxable period, (x) except as set forth in Section 4.10 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement, (xi) none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, (xii) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (xiii) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code and has been properly treated as such since its formation and (xiv) at least ninety percent (90%) of the gross income of Parent for each taxable year since its formation has been from sources that will be treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11.         Environmental Matters.  Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no release of any Hazardous Substance by Parent or any of its Subsidiaries, or the Knowledge of the Parent Entities, any other

Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no investigations, actions, suits or proceedings pending or, to the Knowledge of the Parent Entities, threatened against Parent or any of its Subsidiaries or involving any real property currently or, to the Knowledge of the Parent Entities, formerly owned, operated or leased by or for Parent or any Subsidiary alleging noncompliance with or liability under, any Environmental Law, and (iv) to the Knowledge of the Parent Entities no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 4.12.         Contracts.

(a)           Except for this Agreement, the Parent Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of twenty-five million dollars ($25,000,000) (all contracts of the type described in this Section 4.12(a) being referred to herein as “Parent Material Contracts”).

(b)           Except as would not have, either individually or in the aggregate, a Parent Material Adverse Effect:  (i) each Parent Material Contract is valid and binding on Parent and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) Parent and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Parent Material Contract; and (iii) neither Parent nor any of its Subsidiaries has received written notice of, or to the Knowledge of the Parent Entities, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract.

Section 4.13.         Property.

(a)           Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).  Except as would not have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and, to Parent’s Knowledge, the counterparties thereto, in accordance with their respective terms, and there is not, under any of such leases, any existing material default by Parent or any of its Subsidiaries or, to Parent’s Knowledge, the counterparties thereto, or, to Parent’s Knowledge, any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries, or, to Parent’s Knowledge, the counterparties thereto.

(b)           Parent and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.14.         Opinion of Parent Financial Advisor.  The Board of Directors of the delegate of the Parent GP and the Board of Directors of the Parent GP have received the opinion of Citigroup Global Markets Inc. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to Parent.

Section 4.15.         Brokers and Other Advisors.  Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

Section 4.16.         State Takeover Statutes.  The action of the Boards of Directors of Parent GP and the delegate of the Parent GP in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the Parent Partnership Agreement.

Section 4.17.         Financing.  Parent and Merger Sub have (and at the Effective Time will have), available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

Section 4.18.         No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent Entities or with respect to any other information provided to the Company in connection with the transactions contemplated hereby.  Without limiting the generality of the foregoing, neither

Parent nor any other Person will have or be subject to any liability or other obligation to the Company or any other Person resulting from the distribution to the Company (including its Representatives), or the Company’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to the Company in any “data rooms” or management presentations in expectation of the Merger.

ARTICLE V

Additional Covenants and Agreements

Section 5.1.           Preparation of the Registration Statement and the Proxy Statement; Unitholder Meeting; Series A Change of Control Offer.

(a)           As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and the Company and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus.  Each of the Company and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the Unitholders of the Company as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Company or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Unitholders of the Company.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b)           The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Unitholders (the “Company Unitholders Meeting”) for the purpose of obtaining the Company Unitholder Approval.  Subject to Section 5.3, the Company shall, through the Company Board, recommend to its Unitholders adoption of this Agreement (the “Company

Board Recommendation”).  The Proxy Statement shall include a copy of the Company Fairness Opinions and (subject to Section 5.3) the Company Board Recommendation.  Without limiting the generality of the foregoing, but subject to Section 5.3, the Company’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Alternative Proposal or (ii) the withdrawal or modification by the Company Board or any committee thereof of the Company Board Recommendation or the Company Board’s or such committee’s approval of this Agreement or the transactions contemplated hereby.  Notwithstanding anything in this Agreement to the contrary, the Company may postpone or adjourn the Company Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders of the Company prior to the Company Unitholders Meeting and (iv) if the Company has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

(c)           The Company shall make a Series A Change of Control Offer to the Series A Preferred Unitholders in accordance with the Company LLC Agreement and, following the election of the Series A Preferred Unitholders to have their Series A Preferred Units converted into Common Units in accordance with the Company LLC Agreement in connection with such Series A Change of Control Offer, shall issue Common Units to such Series A Preferred Unitholders as of immediately prior to the Effective Time.

Section 5.2.           Conduct of Business.

(a)           Except (i) as expressly permitted by this Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any agreement of the Company or any of its Subsidiaries in effect as of the date of this Agreement (including the Company LLC Agreement) or (v) as agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries and the Company Joint Ventures to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by the Company, its Subsidiaries and the Company Joint Ventures, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Company Material Contracts.  Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in the Company Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any Company Material Contract in effect as of the date of this Agreement (including the Company LLC Agreement) or (iv) as agreed in writing by Parent (in the case of clauses (iii), (iv), (v), (vi), (vii), (viii), (xii), (xiii) and (xiv) below (but, with respect to (xiv), only to the extent applicable to the other clauses designated in this Section 5.2(a)(iv)), such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries and the Company Joint Ventures to:

(i)            (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its Interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its Interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing; provided that the Company may issue Common Units (x) upon the exercise of Company Options or the settlement of any Company UARs or Phantom Units, in each case which are outstanding on the date of this Agreement and in accordance with the terms thereof or (y) upon the conversion of Series A Preferred Units to Common Units in accordance with the Company LLC Agreement and pursuant to the terms of the Voting Agreement; (B) redeem, purchase or otherwise acquire any of its outstanding limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its limited liability interests, shares of capital stock, voting securities or equity interests, except in connection with the exercise of any Company Options or the vesting, settlement or forfeiture of, or tax withholding with respect to, any equity or equity-based awards granted under the Company Equity Plans and outstanding as of the date of this Agreement; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Common Units, Series A Preferred Units or other Interests, or otherwise make any payments to its Unitholders in their capacity as such (other than (x) dividends by a direct or indirect Subsidiary of the Company to its parent, (y) the Company’s regular quarterly distribution in an amount not to exceed $0.575 per Common Unit or (z) the Series A Quarterly Distribution in accordance with the Company LLC Agreement, which shall be paid in the form of PIK Units for all quarterly periods ending on or prior to June 30, 2013 and which shall be paid in cash for all quarterly periods ending after June 30, 2013) or (D) split, combine, subdivide or reclassify any Common Units, Series A Preferred Units or other Interests;

(ii)           (x) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries or the Company Joint Ventures, other than (A) borrowings by the Company in amounts not in excess of ten million dollars ($10,000,000) in the aggregate, (B) borrowings under the Company’s Second Amended and Restated Credit Agreement, dated as of June 10, 2011, as it may be amended, modified or supplemented from time to time (including to increase the aggregate lender commitments thereunder) (the “Existing Credit Facility”), or any replacement thereof, and additional borrowings, in each case in this Section 5.2(a)(ii)(B) not in excess of the amount set forth in Section 5.2(a)(ii)(B) of the Company Disclosure Schedule, (C) refinancing, replacement or amendment of any indebtedness that may default or come due as a result of the transactions contemplated hereby (provided, that the Company will consult with Parent in connection with any such action) or that is required to be repaid or repurchased pursuant to its terms (provided, that except with respect to clause (B) above (other than with respect to any additional borrowings pursuant to clause (B) not under the Existing Credit Facility), the Company and its Subsidiaries shall not be permitted to incur or assume any indebtedness for borrowed money or sell any debt securities to the extent that the terms of such indebtedness or debt securities would be breached by, conflict with or require the consent of any third party in order to continue in full force following, the consummation of the transactions contemplated hereby), (D) borrowings from the Company or any of its Subsidiaries by the Company or any of its Subsidiaries and (E) repayments of borrowings from the Company or any of its Subsidiaries by the Company or any of its Subsidiaries and guarantees by the Company or any of its Subsidiaries of indebtedness of the Company or any of its Subsidiaries, or (y) except as permitted pursuant to clause (x) above, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of the Company or any of its Subsidiaries (other than (i) revolving indebtedness, (ii) borrowing from the Company or any of its Subsidiaries and (iii) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities);

(iii)          sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (x) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of one million dollars ($1,000,000) in the aggregate and (y) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries), except in the case of clause (x), (A) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii)(A) of the Company Disclosure Schedule, correct and complete copies of which have been made available to Parent and other potential transactions listed on Section 5.2(a)(iii)(A) of the Company Disclosure Schedule, (B) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (C) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons) in the ordinary course of business consistent with past practice or (D) sales, transfers, leases, farmouts or other disposals to the Company or any of its Subsidiaries;

(iv)          make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of fifty million dollars ($50,000,000), in the aggregate for any fiscal year, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the Company Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v)           except as set forth in Section 5.2(a)(v) of the Company Disclosure Schedule, directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person or (B) except in the ordinary course of business consistent with past practice, any assets that, in the aggregate, have a purchase price in excess of fifty million dollars ($50,000,000);

(vi)          make any loans or advances to any Person (other than (A) travel, relocation expenses and similar expenses or advances to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to the Company or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii)         (x) except (A) for Contracts relating to indebtedness permitted under Section 5.2(a)(ii), (B) for Commodity Derivative Instruments entered into in compliance with the Risk Management Policy, (C) as set forth in Section 5.2(a)(vii) of the Company Disclosure Schedule and (D) as in the ordinary course of business consistent with past practice (provided, however, that this clause (D) shall not apply in respect of any Non-Competition Agreement), (1) enter into any contract or agreement that would be a Company Material Contract (provided that, for purposes of this Section 5.2(a)(vii)(x)(1), the five million dollar ($5,000,000) threshold in Section 3.14(a)(iii) shall be deemed to be a two million dollar ($2,000,000) threshold) if in existence as of the date of this Agreement or (2) terminate or amend in any material respect any Company Material Contract, or (y) (1) waive any material rights under any Company Material Contract, (2) enter into or extend the term or scope of any Company Material Contract that materially restricts the Company or any of its Subsidiaries from engaging in any line of business or in any geographic area, (3) enter into any Company Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (4) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of the Company or any of its material Subsidiaries;

(viii)        except as required by applicable Law (including to avoid the imposition of any penalty taxes under Section 409A of the Code), or as required by the terms, as of the date hereof, of any Company Benefit Plan set forth in Section 3.11(a) of the Company Disclosure Schedule, (A) increase the compensation of any executive officer, (B) pay any bonus or incentive compensation, (C) grant any new equity or non-equity based compensation award, (D) enter into, establish, amend or terminate any Company Benefit Plan or any other agreement or arrangement which would be a Company Benefit Plan if it were in effect on the date of this Agreement, or (E) fund any Company Benefit Plan or trust relating thereto;

(ix)          except as required by applicable Law, (A) change its fiscal year or any method of tax accounting, (B) make, change or revoke any material Tax election, (C) settle or compromise any material liability for Taxes or (D) file any material amended Tax Return;

(x)           make any changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(xi)          amend the Company Charter Documents;

(xii)         adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of the Company);

(xiii)        except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate; or

(xiv)        agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action which would in any material respect impede or delay the ability of the parties to satisfy any of the conditions to the transactions contemplated hereby.

(b)           Except (i) as expressly permitted by this Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any agreement of Parent in effect as of the date of this Agreement or (v) as agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time Parent shall, and shall cause each of its Subsidiaries and the Parent Joint Ventures to:  (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Parent Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (y) use its commercially reasonable efforts to keep in full force and effect all material insurance policies maintained by Parent, its Subsidiaries and the Parent Joint Ventures, other than changes to such policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except (i) as expressly permitted by this Agreement, (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as required by any Parent Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by the Company (such consent shall not be unreasonably withheld, delayed or conditioned) during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries and the Parent Joint Ventures to:

(i)            (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its limited partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its limited partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its limited partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (x) in connection with the exercise of options for Parent Units that are outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof or the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (y) as set forth on Section 5.2(b)(i) of the Parent Disclosure Schedule; and (z) in connection with a transaction involving the acquisition of assets or equity interests from an Affiliate of Parent (a “Drop Down Transaction”); (B) redeem, purchase or otherwise acquire any of its outstanding limited partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its limited partnership interests, shares of capital stock, voting securities or equity interests, other than in connection with the exercise of options for Parent Units that are outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof or the vesting, settlement or forfeiture of, or tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Parent Units, or otherwise make any payments to its unitholders in their capacity as such (other than (w) dividends by a direct or indirect Subsidiary of Parent to its parent, (x) Parent’s regular quarterly dividend and associated distributions to the Parent GP, (y) in connection with any Drop Down Transaction or (z) as provided in Section 5.2(b)(i) of the Parent Disclosure Schedule); or (D) split, combine, subdivide or reclassify any of its limited partnership units or other interests;

(ii)           incur or assume any indebtedness for borrowed money or guarantee any indebtedness (or enter into a “keep well” or similar agreement) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or any of its Subsidiaries or the Parent Joint Ventures, other than (A) aggregate borrowings by Parent or any of its Subsidiaries of up to ten percent (10%) more than as set forth in Parent’s annual budget for fiscal year 2013 in Section 5.2(b)(ii) of the Parent Disclosure Schedule, (B) borrowings by Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (C) borrowings under Parent’s existing credit facility or any replacement thereof, (D) refinancing, replacement or amendment of any indebtedness, (E) borrowings from Parent or any of its Subsidiaries by Parent or any of its Subsidiaries, (F) repayments of borrowings from Parent or any of its Subsidiaries by Parent or any of its Subsidiaries and guarantees by Parent or any of its Subsidiaries of indebtedness of Parent or any of its Subsidiaries or (G) in connection with any Drop Down Transaction;

(iii)          amend the Parent Charter Documents (other than amendments to the Parent Charter Documents in connection with a Drop Down Transaction or as set forth in Section 5.2(b)(iii) of the Parent Disclosure Schedule);

(iv)          adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of Parent or as set forth in Section 5.2(b)(iv) of the Parent Disclosure Schedule); or

(v)           agree, in writing or otherwise, to take any of the foregoing actions, or take any action or agree, in writing or otherwise, to take any action, including proposing or undertaking any merger, consolidation or acquisition, which would, or would reasonably be expected to, prevent or in any material respect impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

Section 5.3.           No Solicitation by the Company; Etc.

(a)           The Company shall, and shall cause its Subsidiaries and use reasonable best efforts to cause the Company’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Company or its Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Representatives) to any physical or electronic data room relating to a possible Alternative Proposal.  Except as permitted by this Section 5.3, (x) the Company shall not, and shall cause its Subsidiaries and use reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of an Alternative Proposal, (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an Alternative Proposal (an “Acquisition Agreement”), or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Alternative Proposal and (y) within five (5) business days of receipt of a written request of Parent following the receipt by the Company of any Alternative Proposal, the Company shall publicly reconfirm the Company Board Recommendation; provided that, in the event that Parent requests such public reconfirmation of the Company Board Recommendation, then the Company may not unreasonably withhold, delay (beyond the five (5) business day period) or condition the public reconfirmation of the Company Board Recommendation and provided further that Parent shall not be permitted to make such request on more than one (1) occasion in respect of each Alternative Proposal and each material modification to an Alternative Proposal, if any (the taking of any action described in clause (x)(iii) or the failure to take the action described in clause (y) being referred to as an “Adverse Recommendation Change”).  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Company’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by the Company unless such violation is committed without the Knowledge of the Company and the Company uses its reasonable best efforts to promptly cure such violation once the Company is made aware of such violation.

(b)           Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Company Unitholder Approval, (i) the Company has received a written Alternative Proposal that the Company Board believes is bona fide, (ii) the Company Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Superior Proposal and (iii) such Alternative Proposal did not result from a material breach of this Section 5.3, then the Company may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Company and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) the Company will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Company Confidentiality Agreement are to Parent (provided that such confidentiality agreement need not include “standstill” provisions or similar restrictions) and (y) the Company will provide to Parent non-public information about the Company or its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)           In addition to the other obligations of the Company set forth in this Section 5.3, the Company shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company in respect of any Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Company shall promptly provide Parent with copies of any additional written materials received by the Company or that the Company has delivered to any third party making an Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)           Notwithstanding the foregoing, if the Company receives a written Alternative Proposal that the Company Board believes is bona fide and the Company Board, after consultation with its financial advisors and outside legal counsel, concludes that such Alternative Proposal constitutes a Superior Proposal, then the Company Board may, at any time prior to obtaining the Company Unitholder Approval, if it determines in good faith, after consultation with outside counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, effect an Adverse

Recommendation Change; provided, however, that the Company Board may not effect an Adverse Recommendation Change pursuant to the foregoing unless:

(i)            the Company has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of (1) the Acquisition Agreement for such Superior Proposal in the form to be entered into and (2) any other relevant proposed transaction agreements), at least five (5) calendar days in advance of its intention to take such action with respect to an Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) calendar days prior to the Company Unitholders Meeting, in which case the Company shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 5.3(d) and a new Notice Period, except that such new Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to five (5) calendar days); and

(ii)           during the Notice Period the Company has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute (in the judgment of the Company Board) a Superior Proposal.

(e)           For purposes of this Agreement:

(i)            “Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Company and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Company’s consolidated assets or to which twenty-five percent (25%) or more of the Company’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of the Company, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of the Company or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Company’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

(ii)           “Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of the Company or assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the Company Board determines in its good faith to be more favorable to the Company’s Unitholders from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

(f)            Notwithstanding anything in this Section 5.3 to the contrary, the Company Board may, at any time prior to obtaining the Company Unitholder Approval, effect an Adverse Recommendation Change in response to an Intervening Event if the Company Board concludes in good faith, after consultation with outside counsel and its financial advisors, that the exercise of its fiduciary duties requires such Adverse Recommendation Change.  An “Intervening Event” means, with respect to the Company, a material event or circumstance that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, reasonably foreseeable by the Company Board; provided, however, that in no event shall the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

(g)           Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal if the Company Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any Adverse Recommendation Change may only be made in accordance with Section 5.3(d).  For the avoidance of doubt, a public statement that describes the Company’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.

Section 5.4.           Reasonable Best Efforts.

(a)           Subject to the terms and conditions of this Agreement (including Section 5.4(d)), each of the Parent Entities, on the one hand, and the Company, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b)           In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within fifteen (15) business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date); and (ii) the Company and Parent shall each use its reasonable best efforts to (x) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c)           Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences.  Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and shall take the lead in all meetings and communications with any Governmental Authority in connection with obtaining such clearances, provided, however, that Parent shall consult in advance with the Company and in good faith take the Company’s views into account regarding the overall strategy.  Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d)           Parent and the Company (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (x) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and (y) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, and including taking or agreeing to take the types of actions, but subject to the limitations, described in the following sentence.  Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.4 shall (i) limit any applicable rights a party may have to terminate this Agreement pursuant to Section 7.1 in a case where Section 7.1 permits such termination or (ii) require Parent to offer, accept or agree to (A) dispose or hold separate any part of the Company’s, Parent’s or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof), (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company or any of their Affiliates may carry on business in any part of the world; provided, however, that Parent shall be required to offer, accept or agree to the actions in clauses (A), (B) and/or (C) if (and only if) the following conditions are satisfied: (1) any such dispositions or holdings separate of, and/or limitations or restrictions on, are, individually and in the aggregate, immaterial to the businesses, operations and/or assets of the Company, Parent or their respective Subsidiaries (provided that, in the case of Parent and its Subsidiaries, for purposes of determining whether a business, operation or asset is immaterial, it shall be assumed that Parent and its Subsidiaries are of equivalent size to the current size of the Company and its Subsidiaries, in each case taken as a whole) and (2) the effect of any such dispositions, holdings separate, limitations and/or restrictions would not, individually or in the aggregate, reasonably be expected to result in a loss (other than an immaterial loss) of the reasonably expected benefits to Parent of the transactions contemplated hereby.

Section 5.5.           Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company.  Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with NASDAQ, the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that the Company shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal that the Company Board believes is bona fide and matters related thereto or an Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Company under Section 5.3(d) to negotiate with Parent in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 5.5.

Section 5.6.           Access to Information; Confidentiality.

(a)           Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.  Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement).  Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of November 1, 2012, between Parent and the Company (as it may be amended from time to time, the “Company Confidentiality Agreement”) and the Confidentiality Agreement, dated as of January 17, 2013, between Parent and the Company (as it may be amended from time to time, the “Parent Confidentiality Agreement” and, together with the Company Confidentiality Agreement, the “Confidentiality Agreements”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence in accordance with the terms of the Confidentiality Agreements.

(b)           This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (x) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c)           No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7.           Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to the Company or Parent, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8.           Indemnification and Insurance.

(a)           For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Company or any of its Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Company) serving at the request of or on behalf of the Company or any Company Subsidiary and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)           From and after the Effective Time, solely to the extent that the Company or any applicable Subsidiary would be permitted to indemnify an Indemnified Person, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any Proceeding, and provide advancement of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Company Charter Documents and comparable governing instruments of any Subsidiary of the Company immediately prior to the Effective Time and ensure that the certificate of formation and limited liability company agreement of the Surviving Entity shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Company and its Subsidiaries than are presently set forth in the Company Charter Documents.  Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)           Parent shall cause the Surviving Entity to, and the Surviving Entity shall, maintain in effect for six (6) years from the Effective Time the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”).  In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity would be required to expend more than the Maximum Amount, the Surviving Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount.  If the Company in its sole discretion elects, then, in lieu of the obligations of Parent under this Section 5.8(c), the Company may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

(d)           The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of the Company, the Surviving Entity or the DLLCA.  The provisions of this Section

5.8 shall survive the consummation of the transactions contemplated hereby for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Surviving Entity, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Surviving Entity, as the case may be, shall assume the obligations of Parent and the Surviving Entity set forth in this Section 5.8.

Section 5.9.           Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, provided that the Company shall in any event control such defense and/or settlement (subject to Section 5.2(a)(xiii)) and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10.         Fees and Expenses.  All fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Company shall each bear and pay one-half of the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement.

Section 5.11.         Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Units (including derivative securities with respect to Parent Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12.         Employee Benefits.

(a)           As of the Effective Time, Parent shall assume all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time; provided that, nothing herein shall limit the right of the Company or Parent or any of their respective Affiliates to amend or terminate such Company Benefit Plans to the extent permitted by their terms.  For a period of one (1) year following the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause to be provided, (i) to each employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time (the “Company Employees”), for so long as such Company Employee remains an employee of the Parent, the Surviving Entity or any of their respective Affiliates during the Continuation Period, base salary or regular hourly wage which is the same as or no less favorable than that provided to such Company Employee immediately before the Effective Time and (ii) to each Company Employee, for so long as such Company Employee remains an employee of the Parent, the Surviving Entity or any of their respective Affiliates during the Continuation Period, eligibility to participate in the employee benefit plans (including, cash incentive compensation plans) sponsored or maintained by Kinder Morgan, Inc. (“KMI”) on the same basis as such eligibility to participate is provided to similarly situated employees of KMI.

(b)           Notwithstanding anything to the contrary contained in Section 5.12(a), Parent shall maintain the Company Severance Plans in accordance with their terms.  In addition, to the extent any portion of the Company’s assets are sold during the Continuation Period, Parent will use its commercially reasonable efforts to ensure that the purchaser of such assets provides the foregoing benefits to the applicable employees who will be employees of the purchaser of such assets through the end of the Continuation Period.

(c)           For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time as required pursuant to this Section 5.12(c) (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall apply to determine the crediting rate under Parent’s cash balance plan but shall not apply with respect to either benefit accrual attributable to any period prior to the Effective Time under any defined benefit pension plan, or to the extent that its application would result in a duplication of benefits.  In addition, to the extent such Company Employee is eligible to participate in a New Plan pursuant to Section 5.12(a), and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans of the same type as any Company Benefit Plans in which such Company Employee participated immediately before the consummation of the transactions contemplated hereby (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d)           Parent hereby acknowledges that (i) a “change of control” (or similar phrase) within the meaning of the Company Equity Plans will occur as of the Effective Time and (ii) a “change of control” (or similar phrase) within the meaning of the Company Benefit Plans (other than any Company Equity Plans) set forth in Section 5.12(d)(ii) of the Company Disclosure Schedule will occur as of the Effective Time.

(e)           At or as soon as practicable following the Effective Time, the Company and its Subsidiaries shall pay to each Company Employee who participates in the Company’s Management Incentive Compensation Plan (the “MICP”),  a prorated 2013 annual bonus in an amount that is no less than the product of (A) such Company Employee’s previously established target 2013 annual bonus (as provided to Parent in writing prior to the date hereof), multiplied by (B) a fraction equal to the number of days elapsed in 2013, through and including the Closing Date, divided by three hundred and sixty-five (365).

(f)            Parent shall honor, or shall cause to be honored, all vacation that is accrued and unused by each of the Company Employees as of the Effective Time and reflected on the balance sheet of the Company and its Subsidiaries (the “Pre-Closing Vacation”) in accordance with the terms of the Company’s policies as in effect as of immediately prior to the Effective Time, for the avoidance of doubt, including the terms of such policies regarding the forfeiture and carryover of such Pre-Closing Vacation.  Upon each Company Employee’s termination of employment with Parent and its Subsidiaries other than due to voluntary resignation or retirement (unless payment is required by applicable Law), such Company Employee shall be entitled to a cash payment in respect of any then-accrued and unused Pre-Closing Vacation (at a rate based on such Company Employee’s base salary then in effect).  All vacation and paid time off that is accrued by each Company Employee following the Effective Time shall be subject to the policies of KMI.

(g)           Nothing in this Agreement, expressed or implied, shall (i) confer upon any Company Employee or any other Person any right to continue in the employ or service of Parent, the Surviving Entity or any Affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Entity or any Affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Company Employee or any Person at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Entity or any Affiliate of Parent and the Company Employee, (ii) constitute an amendment to any Company Benefit Plan or any employee benefit or compensation plan of Parent or any of its Affiliates, or (iii) obligate Parent, the Surviving Entity or any Affiliate of Parent to maintain any particular compensation or benefit plan, program arrangement, policy or contract.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 5.12 shall create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

Section 5.13.         Listing.  Parent shall cause the Parent Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.14.         Issuance of PIK Units; Dividends and Distributions.

(a)           Any Series A Preferred Units issued as PIK Units prior to the Closing Date shall be issued as of the close of business on the record date for the distribution of such Series A Preferred Units issued as PIK Units.

(b)           After the date of this Agreement until the Effective Time, each of Parent and the Company shall coordinate with the other regarding the declaration of any distributions in respect of Parent Units, Common Units and Series A Preferred Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Common Units or Series A Preferred Units shall not receive, for any quarter, distributions both in respect of Common Units or Series A Preferred Units and also distributions in respect of Parent Units that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Common Units or Series A Units or (ii) only distributions in respect of Parent Units that they receive in exchange therefor in the Merger.

ARTICLE VI

Conditions Precedent

Section 6.1.           Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)           Company Unitholder Approval.  The Company Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of formation of the Company and the Company LLC Agreement;

(b)           Regulatory Approval.  Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

(c)           No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(d)           Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e)           Unit Listing.  The Parent Units deliverable to the Unitholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.2.           Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the Company set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b)                                 Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)                                  Tax Opinion.  Parent shall have received an opinion of Bracewell & Giuliani LLP dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) no Parent Entity will recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), (ii) no gain or loss will be recognized by holders of Parent Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (iii) at least ninety percent (90%) of the combined gross income of each of Parent and the Company for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Parent Entities and the Company and any of their respective affiliates as to such matters as such counsel may reasonably request.

(d)                                 Conversion of Series A Preferred Units.  As of immediately prior to the Effective Time, in accordance with the Company LLC Agreement (i) the 12,897,029 Series A Preferred Units outstanding as of the date hereof shall be converted into an aggregate of 14,186,731 Common Units and (ii) any Series A Preferred Units issued as PIK Units after the date hereof shall be converted into a number of Common Units equal to the product of (A) one hundred and ten percent (110%) and (B) the number of Series A Preferred Units so issued as PIK Units.

Section 6.3.                                 Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)                                 Performance of Obligations of the Parent Entities.  The Parent Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(c)                                  Tax Opinion.  The Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz dated as of the Closing Date to the effect that for U.S. federal income tax purposes, except with respect to fractional units, (i) the Company will not recognize any income or gain as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code), and (ii) no gain or loss will be recognized by holders of Common Units as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from the Company in exchange for property other than cash.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Parent Entities and the Company and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.4.                                 Frustration of Closing Conditions.  None of the Company or any of the Parent Entities may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII

Termination

Section 7.1.                                 Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors.

(b)                                 by either of the Company or Parent:

(i)                                     if the Closing shall not have been consummated on or before the one (1)-year anniversary of this Agreement (the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to a party if the inability to satisfy such condition was due to the failure of such party to perform any of its obligations under this Agreement or (y) to a party if the other party has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)                                  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if such Restraint was due to the failure of such party to perform any of its obligations under this Agreement; or

(iii)                               if the Company Unitholders Meeting shall have concluded and the Company Unitholder Approval shall not have been obtained.

(c)                                  by Parent:

(i)                                     if an Adverse Recommendation Change shall have occurred;

(ii)                                  prior to the receipt of the Company Unitholder Approval, if the Company shall be in Willful Breach of its obligations pursuant to the first two sentences of Section 5.1(b) or Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of the Company (other than a director or officer of the Company), (y) such Willful Breach was not caused by, or within the Knowledge of, the Company and (z) the Company takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii)                               if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if Parent is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)                                 by the Company:

(i)                                     if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Company of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2.                                 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Sections 5.10, 7.2 and 7.3 and in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any Parent Entity or the Company or their respective directors, officers and Affiliates, except (i) the Company and/or Parent may have liability as provided in Section 7.3, and (ii) subject to Section 7.3(f), nothing shall relieve any party hereto from any liability for any failure to consummate the Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3.                                 Fees and Expenses.

(a)                                 In the event this Agreement is terminated by Parent or the Company (i) (A) pursuant to Section 7.1(b)(ii) (as a result of a Restraint under an Antitrust Law), or (B) pursuant to Section 7.1(b)(i) and, in the case of this clause (B), at the time of such termination, the conditions set forth in at least one of Section 6.1(b) or Section 6.1(c) (as a result of a Restraint under an Antitrust Law) shall not have been satisfied, (ii) the failure of one or more of the conditions in Section 6.1(b) or Section 6.1(c) to be satisfied is not primarily caused by any Willful Breach of Section 5.4 by the Company, and (iii) all other conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 6.1 and Section 6.2 have been satisfied or waived (and, in the case of those conditions that by their terms are to be satisfied at the Closing, such conditions would be satisfied if the Closing were to occur), then Parent shall pay to the Company a termination fee equal to $75,000,000 (the “Antitrust Termination Fee”).

(b)                                 In the event that (A) an Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Company Unitholders Meeting (or, if the Company Unitholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i)) and (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), and (C) the Company enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within twelve (12) months after the date this Agreement is terminated, then the Company shall pay to Parent a termination fee equal to $115,000,000 (the “Termination Fee”), upon the earlier of the public announcement that the Company has entered into such definitive agreement or the consummation of any such transaction.  For purposes of this Section 7.3(a), the term “Alternative Proposal” shall have the meaning assigned to such term in Section 5.3(e)(i), except that the references to “twenty-five percent (25%) or more” shall be deemed to be references to “more than fifty percent (50%).”

(c)                                  In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) or by the Company pursuant to Section 7.1(b)(iii) in a case where an Adverse Recommendation Change has occurred, then the Company shall pay to Parent, within two (2) business days after the date of termination, the Termination Fee.

(d)                                 In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(iii) as a result of a Willful Breach by Company, then the Company shall pay to Parent, within two (2) business days after the date of termination, the Termination Fee.

(e)                                  Any payment of the Termination Fee or Antitrust Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent or the Company, as applicable.

(f)                                   In the event that the Company or Parent shall fail to pay the Termination Fee or Antitrust Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code.  In addition, if either the Company shall fail to pay the Termination Fee when due or Parent shall fail to pay the Antitrust Termination Fee when due, the party failing to pay such fee shall also pay all of the other party’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fee.  The Company and the Parent Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the Company nor the Parent Entities would not enter into this Agreement.  The parties agree that in the event that the Company pays the Termination Fee to Parent, the Company shall have no further liability to any Parent Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  The parties also agree that in the event that Parent pays the Antitrust Termination Fee to the Company, Parent shall have no further liability to the Company of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall Parent be required to pay the Antitrust Termination Fee on more than one occasion.

ARTICLE VIII

Miscellaneous

Section 8.1.                                 No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Sections 5.8, 5.10 and 5.12 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Sections 5.10, 7.2 and 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement.  The Confidentiality Agreements shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

Section 8.2.                                 Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Unitholder Approval, by written agreement of the parties hereto, by action taken or authorized by their respective Boards of Directors; provided, however, that following approval of the Merger and the other transactions contemplated hereunder by the Unitholders of the Company, there shall be no amendment or change to the provisions of this Agreement which by Law would require further approval by the Unitholders of the Company without such approval.

Section 8.3.                                 Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Company or any Parent Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4.                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent, Parent GP or Merger Sub of any of its obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

Section 8.5.                                 Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.6.                                 Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, the Voting Agreement and the Confidentiality Agreements (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13 and (ii) the right of the Company’s Unitholders to receive the Merger Consideration after the Closing (a claim by the Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of Company Options, Restricted Units, Company UARs, Phantom Units and other equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7.                                 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8.                                 Specific Enforcement.

(a)                                 The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9.                                 Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to:

Kinder Morgan Energy Partners, L.P.

1001 Louisiana Street

Houston, Texas 7702

Fax No.: (713) 369-9410
Attn:  General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas  75201
Attention: R. Jay Tabor
Facsimile:  (214) 746-7777

and

Bracewell & Giuliani LLP
711 Louisiana Street
Suite 2300, Pennzoil Place - South Tower
Houston, Texas  77002
Attention: W. Cleland Dade
Facsimile:  (713) 222-3243

If to Parent GP, to:

Kinder Morgan G.P., Inc.

1001 Louisiana Street

Houston, Texas 7702
Fax No.: (713) 369-9410

Attn:  General Counsel

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
200 Crescent Court, Suite 300
Dallas, Texas  75201
Attention: R. Jay Tabor
Facsimile:  (214) 746-7777

and

Bracewell & Giuliani LLP
711 Louisiana Street
Suite 2300, Pennzoil Place - South Tower
Houston, Texas  77002
Attention: W. Cleland Dade
Facsimile:  (713) 222-3243

If to the Company, to:

Copano Energy, L.L.C.
1200 Smith Street, Suite 2300
Houston, Texas
Fax No.: (888) 229-0479
Attn:  Douglas L. Lawing

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York  10019
Attention:   Lawrence S. Makow
Facsimile:  (212) 403-2372

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10.                          Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11.                          Definitions.

(a)                                 As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Additional Limited Partner” has the meaning set forth in the Parent Partnership Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Common Unit” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to Common Units in the Company LLC Agreement.  For the avoidance of doubt, the term “Common Unit” does not refer to, or include, a Series A Preferred Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

“Common Unitholders” means the holders of the Common Units.

“Company Equity Plans” means any plans of the Company providing for the compensatory grant of awards of Common Units or awards denominated, in whole or in part, in Common Units, including the Amended and Restated Copano Energy, L.L.C. Long-Term Incentive Plan.

“Company Joint Ventures” means Webb/Duval Gatherers, Eagle Ford Gathering LLC, Liberty Pipeline Group, LLC, Double Eagle Pipeline LLC, Bighorn Gas Gathering, L.L.C., Fort Union Gas Gathering, L.L.C. and Southern Dome, LLC; provided that with respect to any reference in this Agreement to the Company causing any Company Joint Venture to take any action, such reference shall only require the Company to cause such Company Joint Venture to use reasonable best efforts to take such action to the extent permitted by the organizational documents and governance arrangements of such Company Joint Venture and, to the extent applicable, its fiduciary duties in relation to such Company Joint Venture.

“Company LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of the Company, as amended or supplemented from time to time.

“Company Option” means an option or similar right to purchase Common Units granted under any Company Equity Plans.

“Company Security” means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including without limitation, Common Units and Series A Preferred Units, which are separate classes of Interests.

“Company Severance Plans” means the Copano Energy, L.L.C. Management Change in Control Severance Plan and the Copano Energy, L.L.C. Change in Control Severance Plan.

“Company UAR” means a Company Unit appreciation right granted under any Company Equity Plans.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed, or has in the last six (6) years been deemed, a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Interests” means the ownership interest of a Member in the Company, which may be evidenced by Common Units, Series A Preferred Units or other Company Securities or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in the Company LLC Agreement, together with all obligations of such Member to comply with the terms and provisions of the Company LLC Agreement.

“Knowledge” (i) when used with respect to the Company, means the actual knowledge of those individuals listed on Section 8.11(a) of the Company Disclosure Schedule and (ii) when used with respect to the Parent Entities, means the actual knowledge of those individuals listed on Section 8.11(a) of the Parent Disclosure Schedule.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:  (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.4); (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or stockholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; and (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv) and (v) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Member” has the meaning set forth in the Company LLC Agreement.

“NASDAQ” means The NASDAQ Global Select Market.

“NYSE” means the New York Stock Exchange.

“Outstanding” means, with respect to Company Securities as of any date of determination, all Company Securities that are issued by the Company and reflected as outstanding on the Company’s books and records as of the date of determination; provided, however, that no Company Securities held by the Company (other than Company Securities representing Interests held by the Company on behalf of Non-Citizen Assignees (as defined in the Company LLC Agreement)) or any other Group Member (as defined in the Company LLC Agreement) shall be considered Outstanding.

“Parent Joint Ventures” means Battleground Oil Specialty Terminal LLC, North Cahokia Terminal, LLC, North Cahokia Industrial, LLC, Guilford County Terminal Company, LLC, Pecos Carbon Dioxide Transportation Company, International Marine Terminals, Plantation Pipe Line Company, Deeprock Development, LLC, Plantation Services LLC, SFPP, L.P., Midcontinent Express Pipeline LLC, Eagle Ford Gathering LLC, Fayetteville Express Pipeline LLC, El Paso Natural Gas Company, L.L.C., and El Paso Midstream Investment Company, L.L.C.; provided that with respect to any reference in this Agreement to Parent causing any Parent Joint Venture to take any action, such reference shall only require Parent to cause such Parent Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such Parent Joint Venture and, to the extent applicable, its fiduciary duties in relation to such Parent Joint Venture.

“Parent Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of Parent, as amended or supplemented from time to time.

“Parent Unit” means a Common Unit of Parent (as defined in the Parent Partnership Agreement).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Phantom Unit” means an award of phantom Common Units granted under a Company Benefit Plan.

“PIK Unit” means any Series A Preferred Units issued in kind as a distribution pursuant to Section 5.12(b)(ii) of the Company LLC Agreement.

“Restricted Unit” means an award of restricted Common Units granted under a Company Equity Plan.

“Risk Management Policy” means the Risk Management Policy of the Company as adopted by the Company Board and in effect on the date of this Agreement; provided, that the Risk Management Policy may only be amended or modified after the date of this Agreement by the Company Board or a committee thereof with the prior written consent of Parent.

“SEC” means the Securities and Exchange Commission.

“Series A Change of Control Offer” has the meaning set forth in the Company LLC Agreement.

“Series A Preferred Unit” means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to the Series A Preferred Units in the Company LLC Agreement and including PIK Units, but does not refer to a Common Unit issued upon conversion of a Series A Preferred Unit pursuant to the terms of the Company LLC Agreement.

“Series A Preferred Unitholders” means the holders of the Series A Preferred Units.

“Series A Quarterly Distribution” has the meaning set forth in the Company LLC Agreement.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.  For purposes of Article III, when used with respect to the Company, the term “Subsidiary” shall include the Company Joint Ventures (provided, however, that for purposes of Article III (other than Section 3.3), the term “Subsidiary” shall not include Fort Union Gas Gathering, L.L.C.).  For purposes of Article IV, when used with respect to Parent, the term “Subsidiary” shall include the Parent Joint Ventures.

“Unit Majority” means at least a majority of the Outstanding Common Units and Series A Preferred Units, voting together as a single class on an “as if” converted basis.

“Unitholder” means the Common Unitholders and the Series A Preferred Unitholders.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or, in the case of Section 5.3 with respect to the Company, the consequence of an act or omission of a Subsidiary of the Company, or of a Representative of the Company at the direction of the Company) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	43
Additional Limited Partner	65

Adverse Recommendation Change	43
Affiliate	65
Agreement	1
Alternative Proposal	45
Antitrust Laws	47
Antitrust Termination Fee	59
Balance Sheet Date	15
business day	65
Certificate	3
Certificate of Merger	2
Closing	1
Closing Date	2
Code	7
Commodity Derivative Instrument	23
Common Unit	65
Common Unitholders	65
Company	1
Company Benefit Plans	18
Company Board	1
Company Board Recommendation	37
Company Charter Documents	10
Company Confidentiality Agreement	49
Company Disclosure Schedule	10
Company Employees	52
Company Equity Plans	65
Company Fairness Opinions	25
Company Financial Advisors	25
Company Intellectual Property	24
Company Joint Ventures	66
Company LLC Agreement	66
Company Material Adverse Effect	10
Company Material Contract	22
Company Option	66
Company Permits	16
Company SEC Documents	13
Company Security	66
Company Subsidiary Documents	10
Company UAR	66
Company Unitholder Approval	13
Company Unitholders Meeting	36
Confidentiality Agreements	49
Continuation Period	52
DGCL	66
DLLCA	66
Drop Down Transaction	42
Effective Time	2
Environmental Law	21
Environmental Permits	21
ERISA	18
ERISA Affiliate	66
Excess Units	6
Exchange Act	13
Exchange Agent	4
Exchange Fund	4
Exchange Ratio	3
Existing Credit Facility	39
Fractional Unit Proceeds	7
GAAP	66
Governmental Authority	66
Hazardous Substance	21
HSR Act	66
ICA	26
Indemnified Person	50
Interests	66
keep well	38
KMI	53
Knowledge	67
Law	16
Laws	16
Liens	10
Material Adverse Effect	67
Maximum Amount	51
Member	67
Merger	1
Merger Consideration	3
Merger Sub	1
MICP	54
Multiemployer Plan	19
NASDAQ	67
New Plans	53
NGA	25
Non-Competition Agreement	22
Notice Period	45
NYSE	67
Old Plans	53
Outside Date	58
Outstanding	68
Parent	1
Parent Charter Documents	27
Parent Class B Units	27
Parent Confidentiality Agreement	49
Parent Disclosure Schedule	26

Parent Entities	1
Parent Financial Advisor	35
Parent GP	1
Parent GP Interest	27
Parent I-Units	27
Parent Joint Ventures	68
Parent Material Adverse Effect	26
Parent Material Contracts	34
Parent Partnership Agreement	68
Parent Permits	32
Parent SEC Documents	30
Parent Subsidiary Documents	27
Parent Unit	68
Person	68
Phantom Unit	68
PIK Unit	68
Pre-Closing Vacation	54
Proceeding	51
Proxy Statement	13
Registration Statement	17
Representatives	43
Restraints	55
Restricted Unit	68
Revocable Interests	24
rights-of-way	24
Risk Management Policy	68
SEC	68
Securities Act	10
Series A Change of Control Offer	68
Series A Preferred Unit	68
Series A Preferred Unitholders	69
Series A Quarterly Distribution	69
Subsidiary	69
Superior Proposal	46
Surviving Entity	1
Tax	18
Tax Return	18
Taxes	18
Termination Fee	60
Unit Majority	69
unit proceeds	6
Unitholder	69
Voting Agreement	1
Willful Breach	69

Section 8.12.                          Interpretation.

(a)                                 When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.13.                          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

KINDER MORGAN ENERGY PARTNERS, L.P.

By:	Kinder Morgan G.P., Inc., its general partner

	By:	Kinder Morgan Management, LLC, its delegate

		By:	/s/ Joseph Listengart
			Name:	Joseph Listengart
			Title:	Vice President and General Counsel

PARENT GP:

KINDER MORGAN G.P., INC.

By:	/s/ Joseph Listengart
	Name:	Joseph Listengart
	Title:	Vice President and General Counsel

MERGER SUB:

JAVELINA MERGER SUB LLC

By:	/s/ Joseph Listengart
	Name:	Joseph Listengart
	Title:	Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

COMPANY:

COPANO ENERGY, L.L.C.

By:	/s/ R. Bruce Northcutt
	Name:	R. Bruce Northcutt
	Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

[FORM OF] FIFTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COPANO ENERGY, L.L.C.

This Fifth Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Copano Energy, L.L.C., a Delaware limited liability company (the “Company”), is entered into as of [                ], 2013, by Kinder Morgan Energy Partners, L.P., a Delaware limited partnership and the Company sole member (the “Member”), pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.), as amended from time to time (the “Act”).

1.                                      Name.  The name of the limited liability company is Copano Energy, L.L.C.

2.                                      Certificates.  The Member shall be designated as an authorized person within the meaning of the Act.  The Member shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.                                      Purpose.  The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in all lawful activities for which limited liability companies may be formed under the Act.

4.                                      Powers.  The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described herein and for the protection and benefit of the Company, and shall have, without limitation, any and all of the powers that may be exercised on behalf of the Company by the Member pursuant to this Agreement, including Section 17 hereof.

5.                                      Principal Business Office.  The principal place of business and office of the Company shall be located at, and the Company’s business shall be conducted from, such place or places as may hereafter be determined by the Member.

6.                                      Registered Office.  The address of the registered office of the Company in the State of Delaware is Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.

7.                                      Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801.

8.                                      Name and Mailing Address of the Member.  The name and business or residence address of the Member are as follows:

Name	Address
Kinder Morgan Energy Partners, L.P.	1001 Louisiana Street, Suite 1000 Houston, Texas 77002

9.                                      Term.  The term of the Company commenced on the date of filing of the Certificate of Formation of the Company in accordance with the Act and shall continue until dissolution of the Company in accordance with Section 25 of this Agreement.

10.                               Fiscal Year.  The fiscal year of the Company shall be fixed by the Member.

11.                               Limited Liability.  Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Member, any Officer (as hereinafter defined), employee or agent of the Company (including a person having more than one such capacity) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of acting in such capacity.

12.                               Capital Contributions.  The Member is deemed admitted as a Member of the Company upon its execution and delivery of this Agreement.  The Member shall not make an initial capital contribution to the Company but may make such later capital contributions as it shall, in its sole discretion, determine.  The total capital of the Member in the Company from time to time shall be referred to as the Member’s “Capital.”

13.                               Additional Contributions.  The Member is not required to make additional capital contributions to the Company.

14.                               Profits and Losses.  The profits or losses incurred by the Company for each taxable year shall be determined on an annual basis.  For each taxable year in which the Company realizes profits or losses, such profits or losses, respectively, shall be allocated to the Member.

15.                               Distributions.  Distributions shall be made to the Member at such times and in such amounts as may be determined in the sole discretion of the Member.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

16.                               Officers.  The Member may, from time to time as it deems advisable, appoint officers of the Company (the “Officers”) and assign in writing titles (including, without limitation, President, Vice President, Secretary, Assistant Secretary and Treasurer) to any such person.  Unless the Member decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office.  Any delegation pursuant to this Section 16 may be revoked at any time by the Member.  Any Officer may resign at any time by giving written notice to the

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Member.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.  A vacancy in any office because of death, resignation, removal, disqualification or any other cause, shall be filled by the Member or any such person as may be appointed by the Member.

17.                               Management.

a.              The business and affairs of the Company shall be managed by the Member.  Subject to the express limitations contained in any provision of this Agreement, the Member shall have complete and exclusive control of the affairs and business of the Company, and shall possess all powers necessary, convenient or appropriate to carry out the purposes and business of the Company, including, without limitation, doing all things and taking all actions necessary to carrying out the terms and provisions of this Agreement.

b.              Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may delegate to any person, any or all of its powers, rights and obligations under this Agreement.

c.               Subject to the rights and powers of the Member and the limitations thereon contained herein, the Member may appoint, contract or otherwise deal with any person to perform any acts or services for the Company as the Member may reasonably determine.

d.              The Member shall have the powers set forth above until the earliest to occur of its dissolution, termination, winding-up, bankruptcy or other inability to act in such capacity, at which time the legal representative of the Member shall appoint a successor to the interest of the Member for the purpose of settling the estate or administering the property of the Member.

e.               The Member may be compensated for its services to the Company, as determined in its sole discretion.

18.                               Action Without a Meeting.  Any action that may be taken at a Member meeting may be taken without a meeting if a consent in writing setting forth the action to be taken is signed by the Member.

19.                               Membership Interests; Certificates.  The Company may at its election issue certificates to evidence ownership of the membership interests.

20.                               Meeting Procedures.  The procedures of any meeting shall be as determined by the Member.

21.                               Other Business.  The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

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22.                               Exculpation and Indemnification.  Section 22(b) through Section 22(o) shall remain in effect until and shall terminate on the sixth (6th) anniversary of this Agreement and are solely for the benefit of the directors, officers, employees and agents of the Company prior to the date hereof.

a.              Neither the Member nor any of its respective members, employees, agents, officers, directors, any of their respective affiliates, consultants, employees or agents or any Officer (each an “Indemnified Party”) shall be liable to the Company or any other person or entity who has an interest in the Company for any loss, damage, claim or expense (including attorneys’ fees) incurred by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement.  To the fullest extent permitted by applicable law, an Indemnified Party shall be entitled to indemnification and advancement of expenses from the Company for any loss, damage, claim or expense (including attorneys’ fees) incurred by such Indemnified Party by reason of any act or omission performed or omitted by such Indemnified Party in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Indemnified Party by this Agreement; provided, however, that any indemnity under this Section 22(a) shall be provided out of and to the extent of Company assets only, and the Member shall have no personal liability on account thereof.

b.              To the fullest extent permitted by law as it currently exists and to such greater extent as applicable law hereafter may permit, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other enterprise (including an employee benefit plan), association, government agency or political subdivision thereof or other entity (each, a  “Person”) who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such Person is or was a director of the Company (“Director”) or officer of the Company prior to the date hereto (a “Previous Officer”), is or was serving as a tax matters partner of the Company or, at the request of the Company, as a director, officer, tax matters partner, employee, partner, manager, fiduciary or trustee of any of the Company or any Subsidiary thereof (“Company Group”) or any other Person (each an “Indemnitee”) or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with

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respect to any criminal action or proceeding, had reasonable cause to believe that the Person’s conduct was unlawful.

c.               To the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person was serving as an Indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys’ fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

d.              To the extent an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 22(b) or Section 22(c), or in the defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection therewith.

e.               Any indemnification under Section 22(b) or Section 22(c) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because the Person has met the applicable standard of conduct set forth in such section. Such determination shall be made, with respect to a Person who is a Director or Previous Officer at the time of such determination, (i) by the Member, (ii) by a committee designated by the Member, or (iii) if the Member so directs, by independent legal counsel in an opinion of Counsel.

f.                Expenses (including attorneys’ fees) incurred by an Indemnitee in defending any action, suit or proceeding referred to in Section 22(b) or Section 22(c) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding and in advance of any determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Person is not entitled to be indemnified by the Company as authorized in Section 22(b) through Section 22(o).

g.               The indemnification, advancement of expenses and other provisions of Section 22(b) through Section 22(o) shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Member, as a

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matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

h.              The Company may purchase and maintain insurance, on behalf of its Directors and Previous Officers, and such other Persons as the Member shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

i.                  For purposes of the definition of Indemnitee in Section 22(b), the Company shall be deemed to have requested a Person to serve as fiduciary of an employee benefit plan whenever the performance by such Person of his duties to the Company also imposes duties on, or otherwise involves services by, such Person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 22(b); and action taken or omitted by such Person with respect to any employee benefit plan in the performance of such Person’s duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.

j.                 Any indemnification pursuant to Section 22(b) through Section 22(o) shall be made only out of the assets of the Company, it being agreed that the Member shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

k.              An Indemnitee shall not be denied indemnification in whole or in part under Section 22(b) through Section 22(o) because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

l.                  If a claim under Section 22(b) through Section 22(o) is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the reasonable expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in this Agreement. Neither the failure of the Company (including independent legal counsel or the Member) to have made a

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determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in this Agreement, nor an actual determination by the Company (including independent legal counsel or the Member) that the Indemnitee has not met the applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses, under Section 22(b) through Section 22(o) or otherwise shall be on the Company.

m.          The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that the Person is or was an employee (other than an Officer or Previous Officer) or agent of the Company, or, while serving as an employee (other than an Officer or Previous Officer) or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, partner, fiduciary, trustee or agent of another member of the Company Group or another Person to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized by the Member. The Company may, to the extent permitted by Delaware law and authorized by the Member, pay expenses (including attorneys’ fees) reasonably incurred by an such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as the Member determines. The provisions of this Section 22(m) shall not constitute a contract right for any such employee or agent.

n.              The indemnification, advancement of expenses and other provisions of Section 22(b) through Section 22(o) are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

o.              Except to the extent otherwise provided in Section 22(m), the right to be indemnified and to receive advancement of expenses in Section 22(b) through Section 22(o) shall be a contract right. No amendment, modification or repeal of Section 22(b) through Section 22(o) or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of Section 22(b) through Section 22(o) as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

23.                               Assignments.  The Member may transfer, assign, pledge or hypothecate, in whole or in part, its limited liability company interest, as determined in its sole discretion.

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24.                               Termination of Membership.  The rights of the Member to share in the profits and losses of the Company, to receive distributions and to assign its interest in the Company pursuant to Section 23 shall, on its dissolution, termination, winding-up, bankruptcy or other inability to act in such capacity, devolve on its legal representative for the purpose of settling its estate or administering its property.

25.                               Dissolution.

a.                                      The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(i)                                     the written consent of the Member;

(ii)                                  the dissolution, termination, winding-up, bankruptcy, or other inability to act in such capacity, of the Member; and

(iii)                               the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.                                      In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner).

26.                               Tax Matters.  For purposes of U.S. federal income taxation (and, to the extent applicable, state taxation), the Company shall be disregarded as an entity separate from its owner within the meaning of Section 301.7701-3 of the U.S. Department of Treasury regulations promulgated under the Internal Revenue Code of 1986, as amended.  No election shall be made that would prevent the Company from being disregarded as an entity separate from its owner.

27.                               Separability of Provisions.  Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

28.                               Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Member and, to the extent permitted by this Agreement, its successors, legal representatives and assigns.

29.                               Captions.  Captions contained in this Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

30.                               Entire Agreement.  This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

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31.                               Governing Law.  This Agreement shall be governed by, and construed exclusively under, the laws of the State of Delaware (without regard to conflict of laws principles thereof), and all rights and remedies shall be governed by such laws.

32.                               Amendments and Waiver.  This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed and delivered by the Member.  In addition, the terms or conditions hereof may be waived only by a written instrument executed by the Member.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

MEMBER:

KINDER MORGAN ENERGY PARTNERS, L.P.

By: Kinder Morgan G.P., Inc., its general partner

By: Kinder Morgan Management, LLC, its delegate

By:
[ ]
[ ]

[signature page to Fifth amended and restated limited liability company agreement of COPANO ENERGY, L.L.C.]